Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Fidelity Southern Corporation Equity Incentive Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements of Fidelity Southern Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Fidelity Southern Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
May 10, 2006